Exhibit 99.1

LIXTE Biotechnology Holdings Provides Corporate Update

-Completes Two Financings, Raising $6.5 Million-

-Regains Compliance for Continued Listing on Nasdaq-

-Announces Management Changes; Adds Two New Board Members-

-Re-Establishes Scientific Advisory Committee-

-Reports on New Findings Published in Scientific Journal Nature

that Validate LIXTE’s Ongoing Clinical Trials with LB-100-

-Launches New Pre-Clinical Study-

PASADENA, Calif, August 18, 2025 — LIXTE Biotechnology Holdings, Inc. (“LIXTE” or the “Company”) (Nasdaq: LIXT and LIXTW), a clinical-stage pharmaceutical company developing a new class of cancer therapy to enhance chemotherapy and immunotherapy, today provided an update on its recent activities.

“This has been a transformative period for our company,” said Geordan Pursglove, who became LIXTE’s new Chairman and Chief Executive Officer in June. “Momentum has been energized on several fronts, including securing essential funding to support our ongoing clinical trials, and to pursue long-term growth opportunities to enhance shareholder value.”

Added Bas van der Baan, President and Chief Scientific Officer, “We are especially proud of the recent publication in a leading medical journal, Nature, further validating the promise of our proprietary compound, LB-100, to treat ovarian and colorectal cancer. The recent formation of our medical advisory committee marks yet another strategic step toward our mission of developing and delivering effective solutions to patients battling cancer.”

LIXTE’s clinical trials are underway for ovarian cancer at the M.D. Anderson Cancer Center and at Northwestern University, supported by GSK. The Company’s colorectal trial, supported by F. Hoffmann-La Roche, is being conducted at the Netherlands Cancer Institute.

Summary of Recent Corporate Activities:

●	Completion of two financings: a private placement with accredited investors, raising aggregate gross proceeds to the Company of approximately $5 million, and a registered direct offering with accredited investors, raising aggregate gross proceeds to the Company of approximately $1.5 million. Proceeds will be used for general corporate purposes and working capital and allowed the Company to regain compliance for continued listing on the Nasdaq Capital Market.

●	Management and Board changes: Geordan Pursglove was appointed Chairman and Chief Executive officer in June 2025, succeeding Bas van der Baan, who became President and Chief Scientific Officer. Jason Sawyer and Michael Holloway, MD, joined LIXTE’s Board as independent directors in July 2025, succeeding Stephen Forman, MD, and Yun Yen, MD, who were appointed to serve as members of a newly established Scientific Advisory Committee. Other committee members include Bas van der Baan and Board member René Bernards, PhD.

●	Validation of LB-100: The medical journal Nature has published findings that validate LIXTE’s ongoing clinical trials with LB-100. A team led by principal investigator Amir Jazaeri, MD, professor of Gynecologic Oncology and Reproductive Medicine at The University of Texas MD Anderson Cancer Center, studied survival outcomes of patients treated with immune checkpoint blockade therapy. The study showed that patients having tumors with inactivating mutations in PPP2R1A - the major scaffold subunit of protein phosphatase 2A (PP2A) - had significantly better overall survival, compared with patients who did not have this mutation in their tumors. (https://www.nature.com/articles/s41586-025-09203-8

●	New Pre-Clinical trial: LIXTE has initiated a new pre-clinical study in collaboration with Netherlands Cancer Institute (NKI) to test whether “initiated” cells that carry mutations found in cancer cells can be eliminated by treatment with LB-100. The study represents a new opportunity in cancer prevention.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are currently in progress for Ovarian Clear Cell Carcinoma, Metastatic Colon Cancer and Advanced Soft Tissue Sarcoma. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about LIXTE, contact:

info@lixte.com

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations pwinvestor@pondel.com

Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962